Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Intelsat, Ltd. dated August 8, 2006 of our report dated March 10, 2006 (July 20, 2006 as to Note 20) related to the consolidated financial statements of PanAmSat Holding Corporation as of December 31, 2005 and 2004 and for each of the years in the period ended December 31, 2005 and contained in Registration Statement No. 333-136193 of Intelsat Intermediate Holding Company, Ltd., Intelsat, Ltd., and Intelsat (Bermuda), Ltd. on Form S-4 under the Securities Act of 1933.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
August 8, 2006